Exhibit 99.1

Media contacts:	Amylin – Anne Erickson
Phone: (858) 754-4443
Cell: (858) 349-3195
Email: anne.erickson@amylin.com

Lilly – Kindra Strupp
Phone: (317) 277-5170
Cell: (317) 554-9577
Email: kstrupp@lilly.com

Alkermes – Rebecca Peterson
Phone: (781) 609-6378
Cell: (617) 899-2447
Email: rebecca.peterson@alkermes.com

BYDUREON™ REPLY SUBMITTED TO FDA

New PDUFA Action Date Expected Within 14 Days, per FDA Guidelines

SAN DIEGO, INDIANAPOLIS, and WALTHAM, Mass. – July 28, 2011 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN), Eli Lilly and Company (NYSE: LLY) and Alkermes, Inc. (Nasdaq: ALKS) today announced that the companies have submitted their reply to a complete response letter issued in October 2010 by the U.S. Food and Drug Administration (FDA) regarding BYDUREON™ (exenatide extended-release for injectable suspension), an investigational medication for type 2 diabetes. The companies expect to receive an updated Prescription Drug User Fee Act (PDUFA) action date from the FDA within the next two weeks. Since the reply included additional data, it will likely be categorized as a Class 2 resubmission requiring up to six months for review.

The reply submission includes results from the recently completed thorough QT (tQT) study, which showed that exenatide, at and above therapeutic levels, did not prolong the corrected QT interval in healthy individuals as defined by the FDA’s published guidance. The reply also contains results from the DURATION-5 study, which compared the commercial formulation of BYDUREON to BYETTA® (exenatide) injection. Additionally, it includes an update of safety information from studies ongoing or completed since the last submission, as is standard practice in a complete response scenario.

“We worked expeditiously to complete the requested tQT study and consulted with the FDA throughout the process,” said Christian Weyer, M.D., senior vice president, research and development, Amylin Pharmaceuticals. “We are confident that the study results and our detailed submission have addressed the requirements outlined by the FDA, and we remain committed to making BYDUREON available to patients in the U.S. as soon as possible.”

BYDUREON is the proposed brand name for exenatide extended-release for injectable suspension. It is an investigational medication for type 2 diabetes designed to deliver continuous therapeutic levels of exenatide in a single weekly dose. BYDUREON is a once-weekly formulation of exenatide, the active ingredient in BYETTA, which has been available in the U.S. since June 2005 and is used in more than 70 countries worldwide to improve glycemic control in adults with type 2 diabetes. BYDUREON and BYETTA belong to the glucagon-like peptide-1 (GLP-1) receptor agonist class of medications.

The New Drug Application (NDA) for BYDUREON was submitted in May 2009. It is based on safety and efficacy data from the DURATION clinical trial program and the BYETTA NDA, as well as post-marketing experience with BYETTA. The FDA issued complete response letters to the companies in March 2010 and October 2010.

BYDUREON received marketing authorization in the European Union in June 2011. It is available in the U.K. and will launch in other major European countries as soon as possible.

About Diabetes

Diabetes affects nearly 26 million people in the U.S. and an estimated 347 million adults worldwide.i,ii Approximately 90-95 percent of those affected have type 2 diabetes. In the U.S., diabetes costs more than $174 billion per year in direct and indirect medical expenses.iii

According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen.iv In addition, 85 percent of type 2 diabetes patients are overweight and 55 percent are considered obese.V Data indicate that weight loss (even a modest amount) supports patients in their efforts to achieve and sustain glycemic control.vi,vii

About BYETTA® (exenatide) injection

BYETTA was the first glucagon-like peptide-1 (GLP-1) receptor agonist to be approved by the FDA for the treatment of type 2 diabetes. BYETTA exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 improves blood sugar after food intake through multiple effects that work in concert on the stomach, liver, pancreas and brain.

BYETTA is an injectable prescription medicine that may improve blood sugar (glucose) control in adults with type 2 diabetes mellitus, when used with a diet and exercise program. BYETTA is not insulin and should not be taken instead of insulin. BYETTA is not currently recommended to be taken with insulin. BYETTA is not for people with type 1 diabetes or people with diabetic ketoacidosis. BYETTA has not been studied in people who have pancreatitis.

BYETTA provides sustained A1C control and low incidence of hypoglycemia when used alone or in combination with metformin or a thiazolidinedione, with potential weight loss (BYETTA is not a weight-loss product). BYETTA was approved in the U.S. in April 2005 and in Europe in November 2006 and has been used by more than 1.8 million patients since its introduction. See important safety information below. Additional information about BYETTA is available at www.BYETTA.com.

Important Safety Information for BYETTA® (exenatide) injection

Based on post-marketing data BYETTA has been associated with acute pancreatitis, including fatal and non-fatal hemorrhagic or necrotizing pancreatitis. Patients should be observed for signs and symptoms of pancreatitis after initiation or dose escalation of BYETTA. The risk for getting low blood sugar is higher if BYETTA is taken with another medicine that can cause low blood sugar, such as a sulfonylurea. BYETTA should not be used in people who have severe kidney problems and should be used with caution in people who have had a kidney transplant. Patients should talk with their healthcare provider if they have severe problems with their stomach, such as delayed emptying of the stomach (gastroparesis) or problems with digesting food. Antibodies may develop with use of BYETTA. Patients who develop high titers to exenatide could have worsening or failure to achieve adequate glycemic control. Consider alternative therapy if this occurs. Severe allergic reactions can happen with BYETTA. There have been no clinical studies establishing conclusive evidence of macrovascular risk reduction with BYETTA or any other antidiabetic drug.

The most common side effects with BYETTA include nausea, vomiting, diarrhea, dizziness, headache, feeling jittery, and acid stomach. Nausea most commonly happens when first starting BYETTA, but may become less over time.

These are not all the side effects from use of BYETTA. A healthcare provider should be consulted about any side effect that is bothersome or does not go away.

For additional important safety information about BYETTA, please see the full Prescribing Information (www.byetta.com/pi) and Medication Guide (www.byetta.com/mg).

About Amylin, Lilly and Alkermes

Amylin and Lilly partnered to develop and market BYDUREON, which is based on proprietary technology for long-acting medications developed by Alkermes, Inc. BYDUREON is approved in the EU and is under regulatory review in the U.S.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego and has a commercial manufacturing facility in Ohio.

Through a long-standing commitment to diabetes care, Lilly provides patients with breakthrough treatments that enable them to live longer, healthier and fuller lives. Since 1923, Lilly has been the industry leader in pioneering therapies to help healthcare professionals improve the lives of people with diabetes, and research continues on innovative medicines to address the unmet needs of patients.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs.

Alkermes, Inc. is a fully integrated biotechnology company committed to developing innovative medicines to improve patients’ lives. Alkermes’ robust pipeline includes extended-release injectable and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Headquartered in Waltham, Mass., Alkermes has a research facility in Massachusetts and a commercial manufacturing facility in Ohio.

This press release contains forward-looking statements about Amylin, Lilly and Alkermes. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYDUREON may not be approved by the FDA in a timely manner or at all; the information provided in the companies’ response to the

FDA’s complete response letter may not satisfy the FDA; the FDA may request additional information prior to approval; BYETTA and/or the approval of BYDUREON and the revenues or royalties generated from these products may be affected by competition; unexpected new data; safety and technical issues; clinical trials not being completed in a timely manner, not confirming previous results, not being predictive of real world use or not achieving the intended clinical endpoints; label expansion requests or NDA filings, such as the NDA filing for BYDUREON mentioned in this press release, not receiving regulatory approval; the commercial launch of BYDUREON in the U.S., if approved, being delayed; or manufacturing and supply issues. The potential for BYETTA and/or BYDUREON may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the development and commercialization of pharmaceutical products including those inherent in the collaboration with and dependence upon Amylin, Lilly and/or Alkermes. These and additional risks and uncertainties are described more fully in Amylin’s, Lilly’s and Alkermes’ most recent SEC filings including their Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Amylin, Lilly and Alkermes undertake no duty to update these forward-looking statements.

BYDUREON™ and BYETTA® are trademarks of Amylin Pharmaceuticals, Inc.

P-LLY

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[i]	Diabetes Statistics. American Diabetes Association. Available at: http://www.diabetes.org/diabetes-basics/diabetes-statistics/. Accessed July 19, 2011.
ii

Danaei G, et al. National, regional, and global trends in fasting plasma glucose and diabetes prevalence since 1980: systematic analysis of health examination surveys and epidemiological studies with 370 country-years and 2.7 million participants. Lancet. 2011;DOI:10.1016/S0140-6736(11)60679-X.

iii

Direct and Indirect Costs of Diabetes in the United States. American Diabetes Association. Available at: http://www.diabetes.org/how-to-help/action/resources/cost-of-diabetes.html. Accessed July 19, 2011.

iv	Saydah SH, Fradkin J, Cowie CC. Poor control of risk factors for vascular disease among adults with previously diagnosed diabetes. JAMA. 2004;291:335-42.
[v]	Bays HE, Chapman RH, Grandy S. The relationship of body mass index to diabetes mellitus, hypertension and dyslipidaemia: comparison of data from two national surveys. Int J Clin Pract. 2007;61:737-47.
vi	Nutrition Recommendations and Interventions for Diabetes: a position statement of the American Diabetes Association. Diabetes Care. 2008;31 Suppl 1;S61-78.
vii	Anderson JW, Kendall CW, Jenkins DJ. Importance of weight management in type 2 diabetes: review with meta-analysis of clinical studies. J Am Coll Nutr. 2003;22:331-9.

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